SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. )*

                                 ISS GROUP, INC
                        --------------------------------
                                (Name of Issuer)

                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)

                                   450306 10-5
                        --------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                                Page 1 of 9 Pages

-----------------------------                          -------------------------
CUSIP No. 450306105                   13G                  Page 2 of 9 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Partners III, L.P.            94-3198719
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               880,775
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         880,775
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
- -------- ---------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         880,775
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.3%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 9 Pages

-----------------------------                          -------------------------
CUSIP No. 450306105                  13G                  Page 3 of 9 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Investors III, L.P.               94-3213838
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               173,572
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         173,572
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         173,572
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .10%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 3 of 9 Pages

-----------------------------                          -------------------------
CUSIP No. 450306105                  13G                  Page 4 of 9 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Management III, L.P.          94-3198717
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               1,068,422
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         1,068,422
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,068,422
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         6.3%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 4 of 9 Pages

-----------------------------                          -------------------------
CUSIP No. 450306105                  13G                  Page 5 of 9 Pages
-----------------------------                          -------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Associates III, L.P.               94-3202010
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               14,075
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         14,075
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         14,075
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .8%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 5 of 9 Pages

Item 1:  Issuer

(a)      Issuer:  ISS GROUP, INC.

(b)      Address of Principal Office:

                  6600 PEACHTREE-DUNWOODY ROAD
                  300 EMBASSY ROW, SUITE 500

(c)      Place of Organization:

                  ATLANTA, GA 30328

(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP No.:  450306 10 5

Item 2:  Filing Persons
                           Sigma Partners III, L.P. (SP III)
                           Sigma Associates III, L.P. (SA III)
                           Sigma Investors III, L.P. (SI III)
                           Sigma Management III, L.P. (SM III)



Item 3:  N/A

Item 4:  Ownership               SP III       SA III       SA III       SM III

(a) Beneficial Ownership         880,775      173,572      14,075      1,068,422

(b) Percentage of Class            5.3%         .10%         .8%          6.2%

(c)   Sole Voting Power:         880,775      173,572      14,075      1,068,422

      Shared Voting Power:          0             0           0            0

      Sole Dispositive Power:    880,775      173,572      14,075      1,068,422

      Shared Dispositive Power:     0             0           0            0




                                Page 6 of 9 Pages

In addition to the above, each of Lawrence G. Finch, Clifford L. Haas, Robert E. Davoli and Wade Woodson, the four general partners of Sigma Management III, L.P., may be deemed to share voting and dispositive power over the 1,068,422 shares of ISS GROUP, INC owned by Sigma Management III, L.P.

Item 5:  Not Applicable

Item 6:

Under certain circumstances set forth in SP III's, SM III's, SI III's and SA III's limited partnership agreements, the general partners and limited partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of the common stock of Issuer owned by each such fund.

Item 7:  Not Applicable

Item 8:  Not Applicable

Item 9:  Not Applicable

Item 10: Not Applicable

Exhibit A:        Joint Filing Statement



                                Page 7 of 9 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: ________________________


                                         SIGMA PARTNERS III, L.P.

                                         By its General Partner,
                                         Sigma Management III, L.P.


                                         By:   Clifford L. Hass
                                            ------------------------------------
                                               Clifford L. Haas, General Partner



                                         SIGMA INVESTORS III, L.P.

                                         By  its General Partner,
                                         Sigma Management III, L.P.


                                         By:
                                            ------------------------------------



                                         SIGMA ASSOCIATES III, L.P.


                                         By its General Partner,
                                         Sigma Management III, L.P.


                                         By:   Clifford L. Hass
                                            ------------------------------------
                                               Clifford L. Haas, General Partner


                                         SIGMA MANAGEMENT III, L.P.


                                         By:   Clifford L. Hass
                                            ------------------------------------
                                               Clifford L. Haas, General Partner



                                Page 8 of 9 Pages

                                    EXHIBIT A


We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: ________________________

                                         SIGMA PARTNERS III, L.P.

                                         By its General Partner,
                                         Sigma Management III, L.P.


                                         By:   Clifford L. Hass
                                            ------------------------------------
                                               Clifford L. Haas, General Partner



                                         SIGMA INVESTORS III, L.P.

                                         By  its General Partner,
                                         Sigma Management III, L.P.


                                         By:
                                            ------------------------------------



                                         SIGMA ASSOCIATES III, L.P.


                                         By its General Partner,
                                         Sigma Management III, L.P.


                                         By:   Clifford L. Hass
                                            ------------------------------------
                                               Clifford L. Haas, General Partner


                                         SIGMA MANAGEMENT III, L.P.


                                         By:   Clifford L. Hass
                                            ------------------------------------
                                               Clifford L. Haas, General Partner


                                Page 9 of 9 Pages